Exhibit 99

USANA Health Sciences Announces Preliminary Second Quarter 2008 Results

- Sales and EPS Expected to Exceed Guidance -

SALT LAKE CITY--(BUSINESS WIRE)--USANA Health Sciences, Inc. (NASDAQ: USNA) today provided preliminary financial results for its second quarter ending June 28, 2008. Based on results of operations to date, the company currently expects earnings per share for the second quarter to be between $0.60 and $0.63 and net sales to be between $107 million and $109 million. These expected results are above the company’s previously announced guidance estimates of earnings per share of between $0.48 and $0.51 and sales between $103 million and $106 million.

The higher than expected net sales increase can primarily be attributed to better than expected results from promotional and incentive programs offered during the second quarter. The success of these programs has boosted results in both the North America and Asia Pacific regions. The expected increase to earnings per share is primarily due to higher than expected sales and decreased Selling General and Administrative expense.

“During the quarter, we are pleased to have seen increased sales from effective incentive promotions, which have been the key to our growth over the past decade,” said Gilbert A. Fuller, executive vice president and chief financial officer of USANA Health Sciences. “This sales growth combined with a stringent effort to reduce corporate spending and our overall cost structure are the key drivers behind the better-than-expected earnings per share.”

On June 2, 2008, a purchasing group including the company’s CEO and President has commenced a tender offer for the purchase of all of the issued and outstanding shares of the company’s common stock not already held by the members of the purchasing group. If not amended or extended, the tender offer is scheduled to close on June 27, 2008. If the tender offer is successful, USANA would no longer be a public company and its shares would no longer be listed on the Nasdaq Global Market.

If the tender offer has not closed and the company continues its listing on Nasdaq, USANA plans to issue a press release for its final second quarter 2008 results on July 22, 2008, after the close of the Nasdaq stock market. Management will hold a conference call with investors the following morning to discuss these results.

About USANA

USANA develops and manufactures high quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements in this release include the estimates of earnings per share and net sales for the quarter ending June 28, 2008. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Riley Timmer, 801-954-7922 (Investors)
investor.relations@us.usana.com
or
Edelman
Joe Poulos, 312-240-2719 (Media)